Exhibit 99.3

Waxman Industries, Inc. Reports
Fiscal 2004 Second Quarter and Six Month Results
and Proposed Reverse Stock Split and Share Repurchase

     Bedford Heights, Ohio — February 2, 2004 — Waxman Industries, Inc. (OTCBB-WAXM), a leading supplier of specialty plumbing, floor and surface protection and other industrial products to the consumer and industrial markets, reported its revenue and earnings for the fiscal 2004 second quarter and six months ended December 31, 2003.

Operating Results

     Net sales for the Company’s wholly owned operations for the three months ended December 31, 2003 amounted to $17.1 million, a 7 percent improvement as compared to $16.0 million in the same prior year period. Sales to retailers improved over the prior year second quarter, as did the Company’s industrial sales business, with the exception of sales to Barnett, which decreased by over $1.2 million.

     The Company reported operating income of $349,000 for the fiscal 2004 second quarter as compared to $48,000 in the comparable quarter in fiscal 2003. Increases in sales and the gross margin on the mix of sales led to an improvement in gross profit. Selling, general and administrative expenses increased, partially due to variable expenses associated with increases in sales and, to a lesser extent, foreign transaction losses of $26,000 in the fiscal 2004 second quarter as compared to foreign transaction income of approximately $103,000 in the comparable quarter last year. The Company also reported other income of $722,000, primarily due to a sale of a building in Taiwan which closed during the quarter ended December 31, 2003. The Company determined it appropriate to sell the building as it was being underutilized by the Company, and to lease back a portion of the facility that was sized to the Company’s requirements. The Company’s net interest expense for the fiscal 2004 second quarter amounted to $123,000, as compared to $142,000 in the fiscal 2003 second quarter. Average borrowings decreased from $7.6 million in the fiscal 2003 second quarter to $7.3 million in the fiscal 2004 second quarter due to the use of proceeds from the building sale and improved collections from stronger sales.

     Net income for the fiscal 2004 second quarter ended December 31, 2003, amounted to $850,000, or $0.70 per basic and diluted share, as compared to net loss of $254,000, or $0.21 per basic and diluted share, in the comparable period last year. The significant change in net income is primarily due to the previously mentioned gain on the sale of the building.

     For the fiscal 2004 six month period ended December 31, 2003, the Company’s net sales were $34.7 million as compared to $34.2 million in the same period in the prior year. Operating income for the six months ended December 31, 2003 was $930,000 as compared to $627,000 in the comparable prior year period, and net income for the current year six month period amounted to $1,237,000, or $1.02 per share, as compared to $95,000, or $0.08 per share in the same prior year period. As mentioned earlier, income from the sale of the building in Taiwan was a principal reason for the significant increase in net income.

     On January 29, 2004, the Company filed a Schedule 13E-3 with the Securities and Exchange Commission in connection with the annual meeting of the stockholders of the Company, which is expected to be held in April 2004. At such meeting, the stockholders of the Company will vote upon, among other things, an amendment to the Company’s Certificate of Incorporation, which, if approved, would result in a l-for-100 reverse stock split of the Company’s Common Stock and Class B Common Stock and the cancellation of post-split shares under 1, with those holders receiving the right to receive payment of cash, at a rate of $7.63 per each pre-split Common Stock or Class B Common Stock share held just prior to the reverse stock split. Immediately subsequent to the completion of the reverse stock split and fractional share cancellation, the Company intends to effect, subject to the receipt of stockholder approval, a 100-for-1 forward stock split of its shares to increase the number of outstanding shares and the pricing thereof to approximately pre-reverse split levels. The per share price payable to cashed-out stockholders in the reverse split represents a 39% premium to the closing stock price on January 23, 2004 and premiums of 34%, 73% and 110%, respectively, to the 30-day, one year and three year trailing averages.

     The reverse split is subject to various conditions, including approval by the Company’s primary lenders and its stockholders. It is anticipated that shares controlled directly or indirectly by the Company’s directors will be voted in favor of the transaction which together account for at least 67.3% of the total votes entitled to be cast.

     The transaction was unanimously recommended by a Special Committee of outside independent directors and approved by the Company’s Board of Directors. Stout Risius Ross, Inc. served as financial advisor to the Special Committee and provided its fairness opinion to the Special Committee.

     If stockholders approve the reverse split, the Company expects to have fewer than 300 shareholders of record and will become a privately-held company. Accordingly, the Company’s common stock will no longer be traded on the Over The Counter Bulletin Board, the registration of the common stock under the Securities Exchange Act of 1934 will terminate, and the Company will cease filing reports with the SEC. The Company’s Board of Directors has retained for itself the absolute authority to reject (and not implement) this plan (even after approval thereof) if it subsequently determines that the proposed actions for any reason are not in the best interest of the Company.

     The announcement of the proposed reverse split transaction described above is not a solicitation of a proxy. The Company has filed its preliminary proxy materials and other necessary filings with the SEC for the annual meeting of the stockholders to vote on the proposed transaction. Upon completion of the SEC’s review of the preliminary proxy materials, the Company intends to hold its annual meeting of stockholders to vote on the necessary amendments to the Company’s Certificate of Incorporation, and will file with the SEC and mail to the Company’s stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the transaction, including, among other things, the recommendation of the Company’s Board of Directors and the Special Committee regarding the transaction. Stockholders of the Company are advised to read the definitive proxy materials when made available, including the proxy statement, before making any decisions regarding the transaction. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC’s website at www.sec.gov or from the Secretary of the Company when they are mailed to stockholders.

     Waxman Industries, Inc. and certain officers and directors of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of Waxman Industries, Inc. in favor of the proposed reverse split. The executive officers and directors of the Company who are expected to be participants in the solicitation of proxies in connection with the proposed reverse split, along with a description of the interests of those executive officers and directors in the Company is set forth in the preliminary proxy statement (filed in connection with the Company’s Schedule 13E-3 filing) for the Company’s 2003 Annual Meeting of Stockholders, which was filed with the SEC on January 29, 2004.

     Waxman Industries, Inc. is a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market. Through its wholly owned subsidiaries, Waxman Consumer Products Group and WAMI Sales, the Company distributes products to a wide variety of national and regional retailers and wholesalers in the United States. Through its Asian operations, TWI and CWI, the Company manufactures, sources, assembles and packages plumbing and other products for sale to Waxman’s U.S. based operations. Through its TWI Industrial operation, the Company also distributes plumbing and hardware products worldwide to manufacturers, O.E.M. customers, wholesalers, retailers and other industrial customers.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, risks associated with currently unforeseen competitive pressures, the ability of the Company to generate or access sufficient liquidity for growth and risks affecting the Company’s industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company’s business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

# # #
Financial tables follow

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended December 31, 2003 and 2002
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	December 31,		December 31,
	2003	2002	2003	2002

Net sales	$17,137	$16,016	$34,663	$34,224
Cost of sales	10,927	10,631	22,162	22,914

Gross profit	6,210	5,385	12,501	11,310
Selling, general and administrative expenses	5,861	5,337	11,571	10,683

Operating income	349	48	930	627
Other income	722	—	728	3
Interest expense, net	123	142	262	266

Income (loss) before income taxes	948	(94)	1,396	364
Provision for income taxes	98	160	159	269

Net income (loss)	$850	$(254)	$1,237	$95

Other comprehensive income:
Foreign currency translation adjustment	—	30	130	(188)

Comprehensive income (loss)	$850	$(224)	$1,367	$(93)

Basic and diluted income (loss) per share:
Net income (loss)	$0.70	$(0.21)	$1.02	$0.08

Weighted average shares outstanding	1,218	1,218	1,218	1,218

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2003 and June 30, 2003

ASSETS
	December 31,	June 30,
	2003	2003
(in thousands)	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$3,912	$1,507
Trade receivables, net	10,593	12,129
Other receivables	1,289	1,236
Inventories	9,539	10,119
Prepaid expenses	1,329	1,299

Total current assets	26,662	26,290

Property and equipment, net	6,924	8,150

Unamortized debt issuance costs, net	143	209
Receivable from officer’s life insurance policies	3,218	3,405
Notes receivable from related parties	442	476
Other assets	1,025	639

	$38,414	$39,169

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$5,201	$7,529
Current portion of long-term debt	195	195
Accounts payable	5,510	5,904
Accrued liabilities	4,303	3,605

Total current liabilities	15,209	17,233

Term loan, net of current portion	688	770
Other long-term debt, net of current portion	111	126
Total stockholders’ equity	22,406	21,040

	$38,414	$39,169

[WAXMAN INDUSTRIES, INC. LOGO]

Waxman Industries, Inc.            Corporate Offices

24460 Aurora Road, Bedford Heights, Ohio 44146
Phone:     440/439-1830              Fax:    440/439-8678

February 2, 2004

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549-1004

Re: Waxman Industries, Inc. (the “Company”)

Ladies and Gentlemen:

On behalf of Waxman Industries, Inc. (the “Company”), please accept this electronic transmission for filing a Current Report on Form 8-K relating to the Company’s issuance of a press release announcing its earnings for the fiscal 2004 second quarter and year to date ended December 31, 2003.

If you have any questions concerning this filing, kindly telephone the undersigned at (440) 439-1830 (ext 3552).

Very truly yours,

Mark Wester

Enclosures

cc:	Swidler Berlin Shereff Friedman Scott M. Zimmerman, Esq.